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                                  EXHIBIT 4(b)

                           Consulting Agreement with
                     Atlas, Pearlman, Trop & Borkson, P.A.
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=================
 ATLAS PEARLMAN
 TROP & BORKSON
==========P.A.===
ATTORNEYS AT LAW



                                  July 16, 1999


Peachtree FiberOptics, Inc.
3300 PGA Boulevard, Suite 810
Palm Beach Gardens, FL 33410

ATTENTION: MR. LEONARD J. SOKOLOW

         Re:  PEACHTREE FIBEROPTICS, INC. (THE "COMPANY")

Dear Sir/Madam:

         We are pleased that you wish to engage our firm to perform legal services for the Company. From our experience, we have found that clients appreciate a frank and open discussion and understanding of the services that we will perform and the basis upon which they will be expected to pay for these services. This letter (the "Agreement") is intended to set forth our understanding as to the nature and scope of the legal services we have agreed to render for the Company, the amount of our fees for these services, the manner in which our fees for these services shall be determined and the terms upon which the Company will make payment of these fees.

         The Company has engaged us to act as counsel with respect to Peachtree FiberOptics, Inc. We will focus our efforts in preparing acquisition, consolidation and joint venture agreements and commercial agreements relative to the Company's operations and personnel, assistance in the preparation of documentation for filing with the Securities and Exchange Commission, state and other regulatory authorities, the preparation of documents relative to communications with the stockholders of the Company and other regulatory and compliance services. The Company has authorized us to perform all acts on its behalf which are necessary and appropriate to this representation. The primary attorney who will be responsible for the legal services to be rendered to the Company is James M. Schneider. In consideration for the services to be rendered by the firm and Mr. Schneider, both previously undertaken and to be undertaken, for the remainder of the calendar quarter ending September 30, 1999, the Company agrees to issue to James M. Schneider, 50,000 shares of its common stock. The Company also agrees to furnish us with a cost deposit of $500 which will be held in trust and used to pay costs advanced on your behalf. The services described



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Peachtree FiberOptics, Inc.
July 16, 1999
Page 2
                                                               =================
                                                                ATLAS PEARLMAN
                                                                TROP & BORKSON
                                                               ===========P.A.==


hereinabove, do not reflect any work to be undertaken in connection with any future financings undertaken by the Company which require the preparation of private placement documentation or registration statements to be filed with the Securities and Exchange Commission and other regulatory authorities. Any arrangements in this regard will be undertaken separate from this assignment and will be subject to separate compensation arrangements to be mutually agreed upon by the parties.

         The Company agrees to reimburse us or to pay directly expenses incurred in providing legal services for it. Such costs include mileage, filing fees, long-distance telephone charges, photocopying, telecopying, travel expenses and other related expenses incurred in this matter. In the event any costs or advances are anticipated, we reserve the right to require an additional cost deposit from the Company prior to undertaking the expenditure of funds on its behalf.

         If the foregoing is agreeable, please acknowledge your understanding and agreement by countersigning this Agreement and returning it to us in the enclosed envelope, together with the payment of the retainer set forth above, and we shall then commence our representation.

         We appreciate the confidence in our firm and we assure you that we shall make every effort to perform our services in a prompt and efficient manner.


                                                     Very truly yours,


                                                     /s/ James M. Schneider
                                                     --------------------------
                                                     James M. Schneider

JMS/bb
Enclosures

AGREED TO:

PEACHTREE FIBEROPTICS, INC.



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